Exhibit 99.1
KODIAK ENERGY, INC. – EL 413 OPERATIONS UPDATE

CALGARY, ALBERTA -- (MARKET WIRE) – 28/07/08 -- Kodiak Energy, Inc. (TSX-V:KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation")  is providing an update to the EL 413 or “Little Chicago” Project, located in the Northwest Territories of Canada.

Recently, a letter of intent has been signed with the Corporation’s partner in the Little Chicago Project that will allow Kodiak to acquire the balance of the working interest in EL 413, thus becoming 100% working interest owner after closing.  This effectively doubles the net land position in the project to a total of 201,160 acres. This will substantially enhance Kodiak’s ability to bring additional regional partners into the drilling project.

In parallel, Kodiak has been actively working with the beneficiaries of the two comprehensive land claims El 413 is located on, the Gwich’in and the Sahtu, to obtain the access and benefit agreements which are required to move the project forward.  These agreements are expected to be finalized in the near future.  Part of those negotiations would include a post drilling earning into the property by the Gwich’in and Sahtu to become a working interest partner in the license when converted to a significant discovery license.

In addition, Kodiak has started the process to extend the EL 413 license.  Kodiak has initiated discussions with regulators and believes the extension is possible.  This will permit an expanded development plan to investigate additional targets identified in the seismic program.

The new management discussion for EL 413 will be posted on the Kodiak website Tuesday July 29, 2008.  This will provide additional information related to the targets for the drilling program and the previously released prospective resource report.

Mr. Bill Tighe, President and CEO of Kodiak, stated, "These recently announced steps represents key milestones for the Company.  The Lucy project brings the potential of near term production and/or a potential disposition candidate to finance other projects. The Brink acquisition which is expected to close in September, will provide cash flow and a large land base with proven and probable reserves.  The addition of Brink acreage will increase Kodiak's undeveloped land base to an excess of 340,000 net acres.  The additional working interest on EL 413 takes our total to in excess of 440,000 net acres.

The planned exploration activities for EL 413 will allow Kodiak to validate the potential for us and our partners in a logical manner to the benefit of all stakeholders.”

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico as well as a proposed acquisition of Brink Energy via plan of arrangement for properties in southwestern Manitoba which will provide immediate cash flow to support ongoing development activities.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business.  The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources". Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves.  In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101.  Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, Chief Executive Officer & President
Phone:  +1-403-262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com